Exhibit 10.57

HCI GROUP, INC.

2012 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD CONTRACT

Dear                                     :

You have been granted a Restricted Stock award for shares of common stock of HCI Group, Inc. (the “Company”) under the HCI Group, Inc. 2012 Omnibus Incentive Plan (the “Plan”) with the following terms and conditions. For the purposes of this contract “Restricted Shares” means Restricted Stock awarded pursuant to the Plan and this contract.

Grant Date:	February 28, 2014

Number of Shares:	2,500 Shares

Vesting Schedule:

Your Restricted Shares will initially be subject to a Restriction Period. The Restriction Period will lapse and the Restricted Shares will vest as follows:

One-fourth of your Restricted Shares on January 15, 2015, one-fourth on January 15, 2016, one-fourth on January 15, 2017 and the remaining shares on January 15, 2018. Fractional shares will be rounded down to the nearest whole number until the last vesting date.

The lapse of your Restriction Period and vesting may be suspended or delayed as a result of a leave of absence.

Form of Issuance:	The Company will instruct its transfer agent to evidence the Restricted Shares by electronic entry on the transfer agent’s books and to indicate the Restriction Period (and any other restrictions the Company may require to ensure compliance with the Securities Act and state and other securities laws) and the risks of forfeiture within those book entries. Upon the lapse of a Restriction Period, provided you have paid applicable withholding taxes, the Company will instruct the transfer agent to deliver the applicable shares, without restriction, to a brokerage account established in your name.

Transferability of Restricted Shares:	You may not assign, sell, transfer, pledge, encumber or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Restricted Shares acquired under this Award at a time when applicable laws, Company policies or any agreement between the Company and its underwriters prohibits a sale. You will not sell your shares except during an open trading window as described in the Company’s Insider Trading Policy.

Forfeiture	Unvested Restricted Shares will be forfeited when your service to the Company ends. Forfeiture may also occur under other circumstances described in the Plan.

Voting and Dividends:	You may exercise full voting rights and will receive all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit such Shares. If, however, any such dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award as are the Restricted Stock with respect to which they were paid. Dividends on unvested Restricted Shares will be treated as wages for federal income tax purposes and will therefore be subject to federal income tax, Social Security tax, and Medicare tax withholdings.

Tax Withholding:	You understand that you (and not the Company) will be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You may be able to alter the tax consequences of the acquisition of the Shares by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election may be filed only within thirty (30) days after the date of this Award. You should consult with your tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives make this filing on your behalf.

To the extent that the receipt of the Restricted Stock or the vesting of the Restricted Stock results in income to you for Federal, state or local income tax purposes, you shall surrender to the Company at the time the Company is obligated to withhold taxes in connection with such receipt or vesting, as the case may be, such number of Restricted Shares as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. You will surrender that number of Restricted Shares having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Shares.

Miscellaneous:

•     This Restricted Stock Award may be amended only by written consent signed by you and the Company, except if the amendment is not to your detriment or as otherwise permitted by the terms of the Plan.

•     As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this contract and the Plan shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this contract or the Plan and any determination made by the Committee pursuant to this contract or the Plan shall be final, binding and conclusive.

•     This contract may be executed in counterparts.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THE PLAN AND THE PROSPECTUS DESCRIBING THE PLAN.

Paresh Patel
Chief Executive Officer
HCI Group, Inc.